EXHIBIT P17

Deutsche Asset Management

A Member of the Deutsche Bank Group

Changes from Legacy ZSI Code to new DeAM Code

•	Corporate Restricted List available to all employees

•	Reduced to 3 Categories—Investment Personnel, Access Persons, Non-Access Persons

•	All employees are required to preclear trades

•	Black-out period for ratings changes changed from 15 days to 7 days before and 7 days after

•	30 day holding period applies to all employees regardless of category

•	Preclearance will be done on-line through Employee Trade Requests (ETR)

Changes from legacy DeAM Code to new DeAM Code

•	Added two new categories—Investment Personnel and Non-Access

•	Implementation of guidelines surrounding global research sharing

•	Implementation of guidelines surrounding Outside Activity

•	Adoption of Ethics Committee

The DeAM Code of Ethics has been revised to implement guidelines surrounding global research, outline the guidelines for Outside Activity, define the categories of employees, and adopt an Ethics Committee. The preclearance of personal trades through ETR and the 30 day holding period are a requirement for all employees.

Deutsche Bank Americas

Deutsche Asset Management

Code of Ethics

Effective Date:	May 1, 2000
Last Revision Date:	September 3, 2002
Owner:	Deutsche Asset Management Compliance
Approver:	DeAM Code of Ethics Committee

Policies & Procedures	Deutsche Bank Americas	2

DEUTSCHE ASSET MANAGEMENT

CODE OF ETHICS

I.	Overview	3

II.	General Rule	3

III.	Definitions	4

IV.	Restrictions	6
	General	6
	Specific Blackout Period Restrictions	6
	New Issues (IPOs)	8
	Short-Term Trading	8
	Restricted List	8
	Private Placements	9

V.	Compliance Procedures	9
	Designated Brokerage Accounts	9
	Pre-Clearance	9
	Reporting Requirements	10
	Confirmation of Compliance with Policies	10

VI.	Other Procedures/Restrictions	11
	Service on Boards of Directors	11
	Outside Business Affiliations	11
	Executorships	11
	Trusteeships	12
	Custodianships and Powers of Attorney	12
	Gifts	12
	Rules for Dealing with Governmental Officials and Political Candidates	14
	Confidentiality	15

VII.	Sanctions	15

VIII.	Interpretations and Exceptions	15

Appendix:

•	Schedule A	16
•	Personal Securities Holdings Report	17
•	Quarterly Personal Securities Trading Report	18
•	Annual Acknowledgement of Obligations Under the Code of Ethics	20
•	Request For Approval of Fiduciary, Corporate Or Other Outside Activity	22
•	Gift And Entertainment Form	23
•	Annual Review of Personal Activities Form	24

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	3

DEUTSCHE ASSET MANAGEMENT—U.S.

CODE OF ETHICS

I. Overview

This Code of Ethics (“Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing activities that generally are required of employees involved in the United States investment management areas of the Deutsche Bank Group and its affiliates (collectively “Deutsche Asset Management” or “DeAM”).1

The provisions of this Code shall apply to all DeAM employees, as categorized in the Definition Section on the next page and such other employees as the Compliance Department (“Compliance”)2 may determine from time to time. This Code supplements the Deutsche Bank Code of Professional Conduct and Compliance Policies and Procedures Manual (“Compliance Manual”) (available at http://docbase.backoff.nyc.dbna.com/Policy:/General/Code of Professional Conduct/Code of Professional Conduct and http://docbase.backoff.nyc.dbna.com/Policy:/Compliance/Deutsche Asset Management/Deutsche Asset Management). Each Employee must observe those policies, as well as abide by the additional principles and rules set forth in this Code, and any other applicable legal vehicle or division specific policies and obligations.

II. General Rule

DeAM employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

Accordingly, personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of the client accounts. Consistent with this fiduciary duty, the interests of DeAM clients take priority over the investment desires of DeAM and DeAM personnel. All DeAM personnel must conduct themselves in a manner consistent with the requirements and procedures set forth in this Code.

[1]	Deutsche Asset Management is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas (formerly Bankers Trust Co.), Deutsche Bank Securities Inc., Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Investment Management Americas Inc. (and its affiliates, including Scudder Investor Services and Scudder Distributors Inc.) and Scudder Trust Company.
[2]	“Compliance” refers to the DB Americas centralized Compliance Unit (generally referred to herein as “Central Compliance,” and/or its unit specifically designated to the DeAM business unit: “DeAM Compliance”).

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

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•	There must be no conflict, or appearance of conflict, between the self-interest of any employee and the responsibility of that employee to Deutsche Bank, its shareholders or its clients.[3]

•	Employees must never improperly use their position with Deutsche Bank for personal or private gain to themselves, their family or any other person.

DeAM employees may also be required to comply with other policies imposing separate requirements. Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940 (the “Act”). The purpose of this Code of Ethics is to ensure that, in connection with his or her personal trading, no Employee (as defined below) shall conduct any of the following acts upon a client account:

•	To employ any device, scheme or artifice to defraud;

•	To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

•	To engage in any manipulative practice.

III. Definitions

A.	“Investment Personnel” shall mean and include:

Portfolio Managers, traders, analysts (and other employees who work directly with Portfolio Managers in an assistant capacity). As those responsible for making investment decisions (or participating in such decisions) in client accounts or providing information or advice to Portfolio Managers or otherwise helping to execute or implement the Portfolio Managers’ recommendations, Investment Personnel occupy a comparatively sensitive position, and thus additional rules outlined herein apply to such individuals.

B.	“Access Person” shall mean:

(i)	Officers and directors of DeAM entities and officers and directors of DeAM-sponsored investment companies who are affiliated persons of DeAM entities. Also included are employees of these entities who have access to timely information relating to investment management activities, research and/or client portfolio holdings as well as those who in the course of their job regularly receive access to client trading activity (this would generally include members of the Investment Operations and Mutual Fund Accounting groups). Also included here are persons in a control relationship (as defined in Section 2(a)(9) of the Act) to DeAM who obtain information concerning investment recommendations made to any client account.

[3]	The rules herein cannot anticipate all situations which may involve a possible conflict of interest. If an employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to DeAM Compliance or Legal prior to executing any such transaction.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	5

(ii)	Any other personnel with responsibilities related to the asset management business or frequent interaction with Access Persons or Investment Personnel as determined by Compliance (e.g., Legal, Compliance, Risk, Operations, Sales & Marketing, as well as certain long-term temporary employees and consultants).

C.	“Non-Access Person” shall mean and include:

DeAM personnel who are not defined in Section III A or B above, and who have access to neither client trading activity nor recommendations made in relation to any client account. Examples include employees of the Transfer Agency in Kansas City and the Mutual Funds Call Center in Chicago.

D.	“Employees” is a general term which shall include all DeAM employees, including Investment Personnel, Access Persons and Non-Access Persons as well as those non-DeAM employees who are subject to this Code of Ethics (see III.B.(ii) above).

E.	“Accounts” shall mean all securities accounts, whether brokerage or otherwise, and securities held directly outside of accounts, but shall not include open-end mutual fund accounts in which securities transactions cannot be effected.

F.	“Employee Related Account” of any person subject to this Code shall mean:

(i)	The Employee’s own Accounts;

(ii)	The Employee’s spouse’s/domestic partner’s Accounts and the Accounts of minor children and other relatives living in the Employee’s home;

(iii)	Accounts in which the Employee, his/her spouse/domestic partner, minor children or other relatives living in their home have a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of the shares); and

(iv)	Accounts (including corporate Accounts and trust Accounts) over which the Employee or his/her spouse/domestic partner exercises investment discretion or direct or indirect influence or control.

NOTE:	ANY PERSON SUBJECT TO THIS CODE IS RESPONSIBLE FOR COMPLIANCE WITH THESE RULES WITH RESPECT TO ANY EMPLOYEE RELATED ACCOUNT, AS APPLICABLE.

G.	“Securities” shall include equity or debt securities, derivatives of securities (such as options, warrants, and ADRs), closed-end mutual funds, futures, commodities and similar instruments, but do not include:

(i)	Shares of open-end mutual funds (unless otherwise directed by Compliance);

(ii)	Direct obligations of the United States government; or

(iii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

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IV. Restrictions

For purposes of this Code, a prohibition or requirement applicable to any Employee applies also to transactions in securities for any of that Employee’s personal accounts, including transactions executed by that Employee’s spouse or relatives living in that Employee’s household (see definition under III.F).

A.	General

(i)	The Basic Policy: Employees have a personal obligation to conduct their investing activities and related securities transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of Deutsche Asset Management and its clients. Employees must carefully consider the nature of their DeAM responsibilities—and the type of information that he or she might be deemed to possess in light of any particular securities transaction—before engaging in that transaction.

(ii)	Material Nonpublic Information: Employees in possession of material nonpublic information about or affecting securities, or their issuer, are prohibited from buying or selling such securities, or advising any other person to buy or sell such securities. See also Compliance Manual—Confidential, Material, Non-Public Information, Chinese Walls, Insider Trading and Related Matters Policy.

(iii)	Corporate and Departmental Restricted Lists: Employees are not permitted to buy or sell any securities that are included on the Corporate Restricted List (available on the intranet) and/or other applicable departmental restricted lists.

(iv)	“Frontrunning:” Employees are prohibited from buying or selling securities or other instruments in their Employee Related Accounts so as to benefit from the employee’s knowledge of the Firm’s or a client’s trading positions, plans or strategies, or forthcoming research recommendations.

B.	Specific Blackout Period Restrictions

(i)	Investment Personnel and Access Persons shall not knowingly effect the purchase or sale of a Security for an Employee Related Account on a day during which any client account has a “buy” or “sell” order for the same Security, until that order is executed or withdrawn;

(ii)	Investment Personnel shall not effect the purchase or sale of a Security for an Employee Related Account within seven calendar days before or seven calendar days after the same Security is traded (or contemplated to be traded) by a client account with which the individual is associated.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	7

(iii)	Investment Personnel and other persons with real time access to a global research sharing system platform (e.g., “GERP”4) shall not effect the purchase or sale of a Security for an Employee Related Account within seven calendar days before or seven calendar days after the same Security (a) is added to/deleted from or has its weighting changed in the “Model” Portfolio; or (b) has its internal rating upgraded or downgraded; or (c) has research coverage initiated.

(iv)	Employees must always act to avoid any actual or potential conflict of interest between their DeAM duties and responsibilities, and their personal investment activities. To avoid potential conflicts, absent specific written approval from their Managing Officer[5] and Compliance, Employees should not personally invest in securities issued by companies with which they have significant dealings on behalf of DeAM, or in investment vehicles sponsored by the companies. Additional rules that apply to securities transactions by Employees, including the requirement for Employees to pre-clear personal securities transactions and rules regarding how Employee Related Accounts must be maintained, are described in more detail later in this Code.

(v)	Deutsche Bank Securities: During certain times of the year, all Deutsche Bank employees are prohibited from conducting transactions in the equity and debt securities of Deutsche Bank, which affect their beneficial interest in the firm. Central Compliance generally imposes these “blackout” periods around the fiscal reporting of corporate earnings. Blackouts typically begin two days prior to the expected quarterly or annual earnings announcement, and end after earnings are released publicly. Additional restricted periods may be required for certain individuals and events, and Compliance will announce when such additional restricted periods are in effect.

(vi)	Exceptions to Blackout Periods (above items i, ii, and iii only)

The following Securities are exempt from the specified blackout periods:

•	Securities that are within the S&P 100 Index;

•	Futures and options transactions on indexes;

•	ETF’s (Exchange Traded Funds—e.g., SPDRs or “Spiders” (S&P 500 Index), DIAs or “Diamonds” (Dow Jones Industrial Average), etc.);

•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of securities; and

•	Securities purchased under an employer sponsored stock purchase plan or upon the exercise of employee stock options.

[4]	GERP (Global Equity Research Portal) is a web-based application (Active Equity businesses) allowing for the publishing and dissemination of research and model portfolios in real-time by the Global Sector Teams, Portfolio Selection Teams, Local Research Teams, designated PIC/PB users and Small Cap Teams to Portfolio Managers, who will use GERP for investment recommendations and portfolio construction for clients.
[5]	For purposes of this policy, “Managing Officer” is defined as an officer of at least the Managing Director level to whom the employee directly or indirectly reports, who is in charge of the employee’s unit (e.g., a Department Head, Division Head, Function Head, Group Head, General Manager, etc).

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	8

Note: Transactions in Securities in derivative instruments, including warrants, convertible Securities, futures and options, etc. shall be restricted in the same manner as the underlying Security.

C.	New Issues (IPOs)

Investment Personnel, Access Persons and Non-Access Persons are prohibited from purchasing or subscribing for Securities pursuant to an initial public offering. This prohibition applies even if Deutsche Bank (or any affiliate of Deutsche Bank) has no underwriting role and/or is not involved with the distribution.

D.	Short—Term Trading

Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. Deutsche Bank generally discourages short-term trading strategies, and employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. In any event, excessive or inappropriate trading that interferes with job performance, or compromises the duty that Deutsche Bank owes to its clients and shareholders, will not be tolerated.

Employees are prohibited from transacting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 30 calendar days. Therefore, for purposes of this section, the assumption is a last-in, first out order of transaction in a particular Security. The following Securities are exempted from this restriction:

•	Futures and options transactions on indexes;

•	ETF’s (Exchange Traded Funds—e.g., SPDRs or “Spiders” (S&P 500 Index), DIAs or “Diamonds” (Dow Jones Industrial Average), etc.);

•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of securities;

•	Securities purchased under an employer sponsored stock purchase plan; and

•	Securities pre-cleared and purchased with a specific stop-limit provision attached.

E.	Restricted List

All Deutsche Bank employees are prohibited from buying or selling any securities that are included on the Corporate Restricted List (available on the intranet at: http://cct-grl-prd.svc.btco.com/corp/cct/grl/grl_init.htm or the “Americas Portal” (http://americasportal.cc.db.com/) listed under “Quick Links.”) and/or other applicable departmental restricted lists. Please see Compliance Manual—Restricted List: Overview & Instructions Policy.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

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F.	Private Placements

Prior to effecting a transaction in private securities (i.e., Securities not requiring registration with the Securities and Exchange Commission, and sold directly to the investor), all Employees must first, in accordance with Deutsche Bank policy, obtain the approval of his/her supervisor and then pre-clear the transaction with the Central Compliance Department, including completing the questionnaire. Any person who has previously purchased privately-placed Securities must disclose such purchases to the Compliance Department before he or she participates in a Fund’s or an advisory client’s subsequent consideration of an investment in the Securities of the same or a related issuer.

V. Compliance Procedures

A.	Designated Brokerage Accounts

All Employees must obtain the explicit permission of the Central Compliance Department prior to opening a new Employee Related Account. Upon joining Deutsche Bank, new Employees are required to disclose all of their Employee Related Accounts (as previously defined) to Central Compliance and must carry out the instructions provided to conform such accounts, if necessary, to the Firm’s policies.

Under no circumstance is an Employee permitted to open or maintain any Employee Related Account that is undisclosed to Compliance. Also, the policies, procedures and rules described throughout this Code apply to all Employee Related Accounts.

Accordingly, all Employees are required to open and maintain their Employee Related Accounts in accordance with the Compliance Manual—Employee/Employee-Related Trading, Procedures for Establishing Brokerage Accounts and Procedures for Pre-Clearing Personal Trades, including directing their brokers to supply duplicate copies of transaction confirmations and periodic account statements, as well as additional division-specific requirements, if any.

B.	Pre-Clearance

Proposed Securities transactions must be pre-cleared by all Employees with the Central Compliance Department (and approved by a Supervisor) in accordance with the Compliance Manual—Employee/Employee-Related Trading Policy via the intranet based Employee Trade Request (“ETR”) system prior to their being placed with the broker. Such approvals are good only for the day on which they are issued. Employees are personally responsible for ensuring that the proposed transaction does not violate the Firm’s policies or applicable securities laws and regulations by virtue of the employee’s Deutsche Bank responsibilities or information he or she may possess about the securities or their issuer.

The following Securities are exempted from the preclearance requirement:

•	Futures and options transactions on indexes;

•	ETF’s (Exchange Traded Funds—e.g., SPDRs or “Spiders” (S&P 500 Index), DIAs or “Diamonds” (Dow Jones Industrial Average), etc.);

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

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•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;

•	Accounts expressly exempted by Central Compliance which are managed under the exclusive direction of an outside money manager;

•	Securities pre-cleared and purchased with a specific stop-limit provision attached do not require additional preclearance prior to execution.

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of securities; and

•	Securities purchased under an employer sponsored stock purchase plan.

C. Reporting Requirements

(i)	Disclosure of Employee Related Accounts/Provision of Statements

As stated in section V.A. above, upon joining Deutsche Bank, new employees are required to disclose all of their Employee Related Accounts to Central Compliance, and must carry out the instructions provided to conform such accounts, if necessary, to Deutsche Bank policies. In addition, pursuant to Rule 17j-1 of the Act, no later than ten days after an individual becomes an Employee (i.e., joining/transferring into DeAM, etc.), he or she must also complete and return a “Personal Securities Holdings Report” (see Appendix) to DeAM Compliance.

(ii)	Quarterly Personal Securities Trading Reports (“PSTs”)

Pursuant to Rule 17j-1 of the Act, within ten (10) days of the end of each calendar quarter, all Employees must submit to DeAM Compliance a PST report, unless exempted by a division-specific requirement, if any. All PSTs that have reportable personal Securities transactions for the quarter will be reviewed by the appropriate supervisory and/or Compliance person.

(iii)	Annual Holdings Report

Once each year, at a date to be specified by DeAM Compliance, each Employee must provide to DeAM Compliance an Annual Holdings Report current as of a date not more than 30 days prior to the date of the report.

D. Confirmation of Compliance with Policies

Annually, each Employee is required to sign a statement acknowledging that he or she has received this Code, as amended or updated, and confirm his or her adherence to it. Understanding and complying with this Code, and truthfully completing the Acknowledgment is the obligation of each Employee (see Appendix—“Annual Acknowledgement of Obligations Under the Cod of Ethics”). Failure to perform this obligation may result in disciplinary action, including dismissal, as well as possible civil and criminal penalties.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

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VI. Other Procedures/Restrictions

A.	Service on Boards of Directors

Service on Boards of publicly traded companies should be limited to a small number of instances. However, such service may be undertaken after approval from the regional head of Asset Management and Compliance, based upon a determination that these activities are consistent with the interests of DeAM and its clients. Employees serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

DeAM Compliance will periodically present updates on such information to the DeAM Investment Committee for review and approval.

B.	Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer or director, governor, trustee, part-time employment, etc.) without the prior written approval of the appropriate senior officer of their respective business units after consultation with Compliance (see request form in the Appendix), and disclosure to the Office of the Secretary as required.

C.	Executorships

The duties of an executor are often arduous, time consuming and, to a considerable extent, foreign to our business. As a general rule, DeAM discourages acceptance of executorships by members of the organization. However, business considerations or family relationships may make it desirable to accept executorships under certain wills. In all cases (other than when acting as Executor for one’s own spouse, or parent, or spouse’s parent), it is necessary for the individual to have the written authorization of the firm to act as an executor. All such existing or prospective relationships should be reported in writing to DeAM Compliance.

When DeAM Employees accept executorships under clients’ wills, the organization considers these individuals to be acting for DeAM and that fees received for executors’ services rendered while associated with the firm are exclusively DeAM income. In such instances, the firm will indemnify the individual, and the individual will be required at the time of qualifying as executor to make a written assignment to DeAM Compliance of any executor’s fees due under such executorship. Copies of this assignment and DeAM’s authorization to act as executor (see Appendix—“Request For Approval of Fiduciary, Corporate Or Other Outside Activity”) are to be filed in the client’s file.

Generally speaking, it is not desirable for members of the organization to accept executorships under the wills of persons other than a client, a spouse, or a parent. Authorization may be given in other situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual’s responsibilities to DeAM. For example, this may require the employment of an agent to handle the large amount of detail which is usually involved. In such a case, the firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

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D.	Trusteeships

It can be desirable for members of the organization to act individually as trustees for clients’ trusts. Such relationships are not inconsistent with the nature of our business. As a general rule, DeAM does not accept trustee’s commissions where it acts as investment counsel. As in the case of most executorships, all trusteeships must have the written approval of the Firm (see Appendix).

It is recognized that Employees may be asked to serve as trustees of trusts which do not employ DeAM. The Firm will normally authorize Employees to act as trustees for trusts of their immediate family. Other non-client trusteeships can conflict with our clients’ interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

E.	Custodianships and Powers of Attorney

It is expected that most custodianships will be for minors of an individual’s immediate family. These will be considered as automatically authorized and do not require written approval of the Firm. However, the written approval of DeAM (see Appendix) is required for all other custodianships.

Entrustment with a Power of Attorney to execute Securities transactions on behalf of another requires written approval of the Firm. Authorization will only be granted if DeAM believes such a role will not be unduly time consuming or create conflicts of interest.

F.	Gifts

(i)	Accepting Gifts

Employees are prohibited from soliciting any personal payment or gift to influence, support or reward any service, transaction or business involving Deutsche Bank, or that appears to be made or offered in anticipation of any future service, transaction or business opportunity. A payment or gift includes any fee, compensation, remuneration or thing of value.6

Subject to the prerequisites of honesty, absolute fulfillment of fiduciary duty to Deutsche Bank, relevant laws and regulations, and reasonable conduct on the part of the employee, however, the acceptance of some types of unsolicited, reasonable business gifts may be permissible. The rules are as follows:

•	Cash gifts of any amount are prohibited. This includes cash equivalents such as gift certificates, bonds, securities or other items that may be readily converted to cash.

[6]	Under the Bank Bribery Act and other applicable laws and regulations, severe penalties may be imposed on anyone who offers or accepts such improper payments or gifts. If you receive or are offered an improper payment or gift, or if you have any questions as to the application or interpretation of Deutsche Bank’s rules regarding the acceptance of gifts, you must bring the matter to the attention of the Compliance Department.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

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•	Acceptance of non-cash gifts, momentos, tickets for sporting or entertainment events, and other items that are not excessive in value, is generally permitted with supervisor approval (see Appendix—“Gift and Entertainment Form”), when it is clear that they are unsolicited, unrelated to a transaction and the donor is not attempting to influence the employee. In accordance with regulations and practices in various jurisdictions, as well as the rules of the New York Stock Exchange and the National Association of Securities Dealers, certain employees may be subject to more stringent gift giving and receiving guidelines. For example, employees who are “associated persons” of Deutsche Bank Securities Inc. (NASD licensed) or other NYSE/NASD broker-dealer affiliate are generally not permitted to offer or accept gifts with a value greater than U.S. $100. Compliance should be consulted with questions.

•	Acceptance of gifts, other than cash, given in connection with special occasions (e.g., promotions, retirements, weddings), that are of reasonable value in the circumstances are permissible, with Supervisory approval.

•	Employees may accept reasonable and conventional business courtesies, such as joining a client or vendor in attending sporting events, golf outings or concerts, provided that such activities involve no more than the customary amenities.

•	The cost of working session meals or reasonable related expenses involving the discussion or review of business matters related to Deutsche Bank may be paid by the client, vendor or others, provided that such costs would have otherwise been reimbursable to the employee by Deutsche Bank in accordance with its travel and entertainment and expense reimbursement policies.

(ii)	Gift Giving (to Persons other than Government Officials)

In appropriate circumstances, it may be acceptable and customary for DeAM to extend gifts to clients or others who do business with Deutsche Bank. Employees should be certain that the gift will not give rise to a conflict of interest, or appearance of conflict, and that there is no reason to believe that the gift will violate applicable codes of conduct of the recipient. Employees with appropriate authority to do so may make business gifts at DeAM’s expense, provided that the following requirements are met:

•	Gifts in the form of cash or cash equivalents may not be given regardless of amount.

•	The gift must be of reasonable value in the circumstances, and should not exceed a value of U.S. $100 unless the specific prior approval of the appropriate Managing Officer[7] is obtained.

•	The gift must be lawful and in accordance with NYSE/NASD rules and generally accepted business practices of the governing jurisdictions.

(iii)	Gifts to Government Officials

[7]	For purposes of this policy, “Managing Officer” is defined as an officer of at least the Managing Director level to whom the employee directly or indirectly reports, who is in charge of the employee’s unit (e.g., a Department Head, Division Head, Function Head, Group Head, General Manager, etc).

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

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The Compliance Department must be contacted prior to making any gift to a governmental employee or official. Various governmental agencies, legislative bodies and jurisdictions may have rules and regulations regarding the receipt of gifts by their employees or officials. In some cases, government employees or officials may be prohibited from accepting any gifts. (See next section for additional rules regarding political contributions.)

G.	Rules for Dealing with Governmental Officials and Political Candidates

(i)	Corporate Payments or Political Contributions

No corporate payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing or retaining business for Deutsche Bank, or influencing any decision on its behalf.

•	The Federal Election Campaign Act prohibits corporations and labor organizations from using their general treasury funds to make contributions or expenditures in connection with federal elections, and therefore Deutsche Bank departments may not make contributions to U.S. Federal political parties or candidates.

•	Corporate contributions to political parties or candidates in jurisdictions not involving U.S. Federal elections are permitted only when such contributions are made in accordance with applicable local laws and regulations, and the prior approval of a member of the DeAM Executive Committee has been obtained, and the Deutsche Bank Americas Regional Cost Committee has been notified.

Under the Foreign Corrupt Practices Act, Bank Bribery Law, Elections Law and other applicable regulations, severe penalties may be imposed on Deutsche Bank and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in various countries and legal jurisdictions where Deutsche Bank does business.

(ii)	Personal Political Contributions

No personal payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing business for Deutsche Bank or influencing any decision on its behalf. Employees should always exercise care and good judgment to avoid making any political contribution that may give rise to a conflict of interest, or the appearance of conflict. For example, if a DeAM business unit engages in business with a particular governmental entity or official, DeAM employees should avoid making personal political contributions to officials or candidates who may appear to be in a position to influence the award of business to Deutsche Bank.

(iii)	Entertainment of Government Officials

Entertainment and other acts of hospitality toward government or political officials should never compromise or appear to compromise the integrity or reputation of the official or Deutsche Bank. When hospitality is extended, it should be with the expectation that it will become a matter of public knowledge.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	15

H.	Confidentiality

Employees must not divulge contemplated or completed securities transactions or trading strategies of DeAM clients to any person, except as required by the performance of such person’s duties, and only on a need-to-know basis. In addition, the Deutsche Bank standards contained in the Compliance Manual —Confidential, Material, Non-Public Information, Chinese Walls, Insider Trading and Related Matters Policy, as well as those within the Code of Professional Conduct must be observed.

VII. Sanctions

Any Employee who violates this Code may be subject to disciplinary actions, including possible dismissal. In addition, any Securities transactions executed in violation of this Code, such as short-term trading or trading during blackout periods, may subject the employee to sanctions, ranging from warnings and trading privilege suspensions, to financial penalties, including but not limited to, unwinding the trade and/or disgorging of the profits. Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.

VIII. Interpretations and Exceptions

Compliance shall have the right to make final and binding interpretations of this Code, and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. Each Employee must obtain approval from DeAM Compliance before taking action regarding such an exception. Any questions regarding the applicability, meaning or administration of this Code shall be referred in advance of any contemplated transaction, to DeAM Compliance.

In addition, DeAM has an Ethics Committee that is empowered to administer, apply, interpret, and enforce the Code.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	16

SCHEDULE A

The following entities8 have adopted the Deutsche Asset Management Code of Ethics:

Deutsche Fund Management, Inc.

DB Investment Managers, Inc.

Deutsche Asset Management Inc. (formerly Morgan Grenfell Inc.)

Deutsche Asset Management Investment Services Limited

Deutsche Investment Management Americas Inc.

Scudder Distributors, Inc.

Scudder Financial Services, Inc.

Scudder Investor Services, Inc.

Scudder Trust Company

[8]	The references in the document to DeAM employees include employees of the entities that have adopted the Deutsche Asset Management Code of Ethics.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Deutsche Asset Management	17

Personal Securities Holdings Report

Return to DeAM Compliance NYC20-2401

Employee Name	Department	Location
(print)
Social Security Number	Contact Number

Ticker Symbol (or CUSIP)	Issuer/Company	Security Type	Principal Amount	Number of Shares	Name of Broker/Dealer or Bank	Account Number	Name in which Security/Acct. is held

The undersigned does not by this report admit that he/she has any direct beneficial ownership in the securities listed.

☐	I certify that the securities listed above and/or the holdings statements attached reflect all my Reportable Securities holdings as of the date I submit this Form.

☐	I currently have no Reportable Securities holdings to report.

Not all Securities are required to be reported. Reportable Securities holdings do not include direct obligations of the U.S. Government, shares of open-end investment companies (mutual funds), bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

Signature	Date

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	18

Deutsche Asset Management

Quarterly Personal Securities Trading Report

CONFIDENTIAL—Complete Form on PCAM news intranet by 10th day of start of subsequent quarter

, 20

Quarter

Print Name	Social Security No.	Department	Location	Contact No.

This form must be filed quarterly, whether or not you have had any transactions, by the 10th day of the start of the subsequent quarter and must cover all Employee Related Accounts in which you have a direct or indirect beneficial interest. These would include any accounts, including those of clients, in which you have a beneficial interest, including those of your spouse and relatives living in your household (unless you obtain written permission from Central Compliance to exclude these accounts), and all non-client accounts over which you act in an advisory capacity. Refer to Code of Ethics for a full explanation of reporting requirements.

Please answer the questions. Check the appropriate answer.

1.	I ☐ had ☐ had no Reportable Transactions* during the above quarter. (List all Reportable Transactions on the reverse.) If any such purchases or sales were transacted without obtaining preclearance, so indicate.

2.	I ☐ received ☐ did not receive any gifts or entertainment from brokers, dealers, investment bankers, vendors or other service providers during the above quarter with a value in excess of $100; if any such gifts or entertainment (as defined in Code of Ethics, Part 6) were received, complete and attach Form 6.

3.	Did you establish any brokerage accounts during the quarter?

☐ Yes  ☐ No

Name of Brokerage Firm

Account Number

Date Account was opened

Signature

*Reportable Transactions are all transactions, regardless of size, in Securities or Derivatives (including futures & options), except transactions in (a) direct obligations of the U.S. Government, (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (c) shares of registered open-end investment companies (mutual funds). Non-volitional transactions are not required to be reported. The following types of trades will be deemed non-volitional: stock split, automatic tender offer, stock gained from mergers or spin-off companies, dividends received in shares, demutualizations, trust distributions and dividend reinvestment plans.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	19

SALES

Security Type	Units	Ticker/ Cusip	Issuer/ Company	Trade Date	Price	Principal Amount	Broker/ Dealer/Bank(3)	Acct #	Interest Rate(1)	Maturity Date(1)	Gift/Waiver/ AIP/NBI(2)

PURCHASES

Security Type	Units	Ticker/ Cusip	Issuer/ Company	Trade Date	Price	Principal Amount	Broker/ Dealer/Bank(3)	Acct #	Interest Rate(1)	Maturity Date(1)	Gift/Waiver/AIP/ NBI(2)

FOOTNOTES (Use additional forms if necessary to report all transactions.)

(1)	For Fixed Income securities only.
(2)	Indicate here if transaction is a Gift, Waiver, Automatic Investment Plan, or No Beneficial Interest (you do not have any direct or indirect beneficial ownership in such transactions).
(3)	If you have made a direct issuer trade (i.e. traded directly with the company) enter N/A in this column

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	20

Deutsche Asset Management

Annual Acknowledgement of Obligations Under the Code of Ethics

Complete Form on PCAM news intranet

Print Name	Social Security No.	Department	Location	Contact No.

1. CODE OF ETHICS

I have read/reread the Code of Ethics and attachments thereto and understand them and recognize that I am subject to them. Further, I have disclosed or reported all personal transactions required to be disclosed or reported pursuant to the requirements of the Code and I certify that I complied with the provisions of the Code of Ethics applicable to me over the past year.

(a)	CHECK THE APPROPRIATE STATEMENT (check only one):

[    ] I have arranged for provision to DeAM Compliance of a complete report of all my holdings information in the form of duplicate account statements for all of my Employee Related Accounts. I have disclosed the existence of all brokerage accounts to Central Compliance. (Holdings of direct obligations of the U.S. Government, shares of open-end investment companies (mutual funds), bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, are not required to be reported to the DeAM Compliance); or

[    ] I have not arranged for provision to DeAM Compliance of all of my holdings, so I have submitted a supplemental report of all current holdings which DeAM Compliance has not thus far received, concurrently herewith (Use “Personal Securities Holdings Report” to list additional holdings not on file with DeAM Compliance); or

[    ] I am an Employee who has no holdings and no bank/broker/dealer accounts.

(b)	The following is a complete list of all my Employee Related Accounts:

Account Number	Broker Name

2. INSIDER TRADING

I have read the material on Insider Trading in the Deutsche Bank Compliance Policies and Procedures Manual and Code of Professional Conduct. I understand and agree to conform with

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	21

the policies and procedures.

3. POLITICAL CONTRIBUTIONS

I have not made any political contributions in connection with obtaining or maintaining advisory contracts to governmental entities.

4. EMPLOYEE COMPLIANCE QUESTIONNAIRE

I have read the Compliance Questionnaire regarding disciplinary, legal, or administrative matters. There have been no changes to answers that I have previously reported.

Date	Signature

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	22

Deutsche Asset Management

Request For Approval Of Fiduciary, Corporate

Or Other Outside Activity

Return to DeAM Compliance NYC20-2401

Print Name	Social Security No.	Department	Location	Contact No.

1.	I believe that the activity described below is not in conflict with the interests of the firm or its clients and I request that it be approved.

2.	Activity (check one and include the start date of the Activity)*

[ ] Trustee	[ ] Business Consultant
[ ] Director	[ ] Director
[ ] Custodian	[ ] Other (describe)
[ ] Power of Attorney (over investments)

3.	Name of trust, estate, account, corporation or other entity

4. Timing/Status (check one)	[ ] I am currently serving.
[ ] I anticipate serving. (Must be reviewed and re-approved when actual service begins.)

5. Salient Facts (relationship, nature of duties, client status and any facts indicating possible conflict or lack thereof):

6.	Assignment Status (check one)

[    ] I hereby assign any income from this activity to the firm.

[    ] I believe any income should appropriately be retained by me.

[    ] No income is expected from this activity.

Date	Employee’s Signature

I have reviewed and approved the above activity. The Firm reserves the right to withdraw this approval at any time.

Date	Manager’s Signature

*If applicable, I have provided account information to Central Compliance for the account(s) I oversee.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	23

Deutsche Asset Management

Gift And Entertainment Form

Return to DeAM Compliance NYC20-2401

1)	Name of Employee	2)	Provider / Receiver of gift (circle one)

3)	GIFT / BUSINESS MEAL / ENTERTAINMENT (circle one)

4)	Date of gift / entertainment

5)	Description of gift / entertainment (include restaurant name, address, business reason, etc.):

6)	Other attendees (if any)	7)	$ Approximate value of gift / entertainment

8)	I attest that the gift and/or entertainment activity listed above complies with all company rules and regulations concerning giving and receiving gifts.

	Employee Signature		Date

Reminder: This form must be submitted within ten business days of the activity, gift, etc.

APPROVAL

	Supervisor Signature (Must be a Senior Vice President or Managing Director)		Date

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	24

Deutsche Asset Management

Annual Review of Personal Activities Form

Complete Form on PCAM news intranet

Print Name	Social Security No.	Department	Location	Contact No.

As required annually of all members of Deutsche Asset Management, please indicate all fiduciary, corporate and outside relationships, positions and responsibilities. Below you are asked to refer to Code of Ethics, Part VI where your reporting obligations are examined in greater detail. This report includes all activities covered in Code of Ethics, Part VI whether or not previously authorized by the firm.

If necessary, attach extra sheets for categories requiring lengthy answers and use heading as outlined below.

1.	EXECUTORSHIPS*: (including those in which you are currently serving and all known future appointments as Executor.)

Estate	Client of Firm Yes/No	Authorized by Firm Yes/No

*Reporting unnecessary if position held with respect to the estate of one’s spouse or parent.

2. TRUSTEESHIPS:	(including T-1, T-10 and DB Directed Trusts (Internal Trusts)* and other client Trusteeships and all known future appointments as Trustee

Trust Title	Client of Firm Yes/No	Authorized by Firm Yes/No

* Please indicate under Section 2 the account numbers of any Internal Trusts with which you are associated.

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.

Policies & Procedures	Deutsche Bank Americas	25

Deutsche Asset Management

3.	CUSTODIANSHIPS *

Name of Minor	Relationship To Custodian	Authorized by Firm* Yes/No

*Reporting unnecessary in the case of members of one’s family

4.	DIRECTORSHIPS*

Name of Organization	Authorized by Firm Yes/No	Year First Elected	Estimated Annual Fees	Are Fees Turned Over To Firm?

*Other than DeAM Funds or affiliated corporations.

5.	BUSINESS CONSULTING POSITIONS

Corporation or Institution	Yes/No	Authorized by Firm	Year First Retained	Estimated Annual Fees	Are Fees Turned Over

6.	PUBLIC AND CHARITABLE POSITIONS—Describe position and organization briefly.

Also indicate whether authorized by the Firm or not.

7.	POWERS OF ATTORNEY OVER INVESTMENTS—Describe position briefly. Also indicate whether authorized by the Firm or not.

8.	OUTSIDE ACTIVITIES—For additional information about rules applicable to outside activities refer to Code of Ethics – Part VI.

Date (Attach extra sheets if needed)	Signature

The information contained in this document is confidential. Disclosure, copying or distribution of this document is strictly prohibited without the expressed written consent of Deutsche Bank Americas.